Exhibit 21

SUBSIDIARIES OF ADTRAN HOLDINGS, INC.

December 31, 2024

Name of Subsidiary	Country or State of Incorporation

ADTRAN Networks Pty. Ltd	Australia
ADTRAN Networks Comunicações Ltda.	Brazil
ADTRAN Canada, Inc.	Canada
ADTRAN d.o.o.	Croatia
ADTRAN, Inc.	State of Delaware
ADTRAN International, Inc.	State of Delaware
ADTRAN Networks Worldwide, Inc.	State of Delaware
ADTRAN Networks, LLC	State of Delaware
Bluesocket, Inc.	State of Delaware
ADTRAN Oy	Finland
ADTRAN GmbH	Germany
ADTRAN Networks M.E.P.E.	Greece
ADTRAN Networks India Private Limited	India
ADTRAN Holdings Ltd.	Israel
ADTRAN S.R.L.	Italy
ADTRAN Networks Sdn Bhd	Malaysia
ADTRAN Networks S.A. de C.V.	Mexico
ADTRAN Peru S.R.L.	Peru
ADTRAN Sp. z.o.o.	Poland
ADTRAN s.r.o.	Slovakia
ADTRAN Proprietary Ltd.	South Africa
ADTRAN Switzerland GmbH	Switzerland
ADTRAN SARL	Tunisia
ADTRAN Europe Limited	United Kingdom
ADTRAN Networks and Services Egypt, LLC	Egypt
ADTRAN Networks New Zealand Ltd.	New Zealand
Adtran Technology GmbH	Germany
Adtran Networks North America, Inc.	State of Delaware
Adtran Networks (UK) Limited	United Kingdom
Oscilloquartz SA	Switzerland
Adtran Networks Spólka z o.o.	Poland
Adtran Networks Israel Ltd.	Israel
Adtran Networks (Shenzhen) Ltd.	China
Oscilloquartz Finland Oy	Finland
Adtran Networks Service (Shenzhen) Ltd.	China
Adtran Networks Singapore Pte. Ltd.	Singapore
Adtran Networks Hong Kong Limited	China
Adtran Networks IT Solutions India Private Limited	India
ADVA Optical Networking Serviços Brazil Ltda.	Brazil
Adtran Networks Japan Co., Ltd.	Japan
Adtran Networks AB	Sweden
ADVA NA Holdings Inc.	State of Georgia
Adtran Networks Australia Pty Ltd.	Australia
Adtran Networks B.V.	Netherlands
Adtran Networks Canada, Inc.	Canada
ADVA Network Security GmbH	Germany